Exhibit 99.2

Contact:
Incara Pharmaceuticals
W. Bennett Love
919-558-1907

For Immediate Release:

Incara and Elan Terminate Option Agreement
Relating to Catalytic Antioxidants

Incara free to pursue collaboration with other partners

Research Triangle Park, N.C., January 15, 2003—Incara Pharmaceuticals Corporation (OTC Bulletin Board: INCR) today announced that it and an affiliate of Elan Corporation, plc. (“Elan”) have terminated their agreement regarding the development and option to license Incara’s catalytic antioxidant compounds for use in combination with radiation treatment of cancer. In May 2002, Elan made an equity investment in Incara to enable the development of these catalytic antioxidant compounds. In return Incara granted Elan the option to license these compounds at a later date. Elan and Incara have agreed to terminate these agreements. As a result Incara is free to seek collaborations for its catalytic antioxidant program with other pharmaceutical industry companies.

Radiation therapy is the most common treatment used for cancer. Approximately 50% of cancer patients, or 500,000 individuals, receive radiation therapy annually in the United States during the course of their cancer therapy. Radiation therapy produces damage to cancer cells but also damages healthy cells, limiting the amount of radiation that can be administered and the overall success of treatment.

Incara’s catalytic antioxidant compounds may reduce therapy-limiting side effects and improve outcome of cancer radiation therapy. In animal models, Incara’s antioxidants have provided protection to normal cells and do not protect cancer cells from radiation. Target applications include protecting the lining of the mouth and the salivary glands during treatment of the head and neck, the lining of the bladder in cervical cancer therapy, protecting the colon in prostate cancer therapy and protecting the lungs in breast and lung cancer therapy.

Incara’s catalytic antioxidant molecules inactivate reactive oxygen-derived molecules, such as superoxide, hydrogen peroxide and peroxynitrite, in a manner similar to that of naturally occurring enzymes that normally protect the body from these harmful oxygen breakdown products. These reactive molecules are believed to play an important role in the delayed tissue injuries that limit the use of radiation therapy for cancer treatment.

Incara Pharmaceuticals Corporation (www.incara.com) is developing a series of catalytic antioxidants for protection from the damage caused by oxygen-derived free radicals that occurs in a wide variety of diseases. The initial indications are for treatment of respiratory diseases and to reduce normal tissue damage occurring in cancer radiation therapy and stroke. Incara is also exploring the protective effects of its catalytic antioxidants as agents to reduce the toxicity arising from total body exposure to radiation, such as would occur in a nuclear accident or terrorist attack.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the need to obtain funds for operations, scientific research, uncertainties of clinical trials and product development activities. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.